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                                                                     Exhibit 5.1


                         [Hunton & Williams Letterhead]



                                January 12, 2001



Union Planters Home Equity Corp.
7130 Goodlett Farms Parkway
Cordova, Tennessee 38018

Ladies and Gentlemen:

         We have acted as counsel to Union Planters Home Equity Corp., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of Mortgage Pass-Through Certificates ("Certificates") and/or Collateralized Mortgage Bonds ("Bonds" and together with Certificates, the "Securities"), issuable by separate trusts from time to time in one or more series pursuant to pooling and servicing agreements, or indentures or trust agreements (each, an "Agreement"). In this capacity, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, and such other materials as we have deemed necessary to the issuance of this opinion. Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Registration Statement.

On the basis of the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware.

         2. When each Agreement has been duly executed and delivered by the parties thereto, it will constitute a valid, legal and binding agreement of the Company, enforceable



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Union Planters Home Equity Corp.
January 12, 2001
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against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

         3. When the Securities have been duly issued, executed and authenticated in accordance with the provisions of the related Agreement and delivered to and paid for by the purchasers thereof, (a) the Bonds will be legally and validly issued, the Bonds will be the binding obligations of the related Trust, and the holders of the Bonds will be entitled to the benefits provided by the Agreement pursuant to which such Bonds were issued; and (b) the Certificates will be legally and validly issued for adequate consideration, the holders of the Certificates will be entitled to the benefits provided by the Agreement pursuant to which such Certificates were issued, and no Certificateholder will be subject to any further assessment.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to Hunton & Williams under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                             Very truly yours,



                                             /s/ Hunton & Williams